Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Announces Results for the Third Quarter of 2016

WASHINGTON, DC (November 10, 2016) – Rentech, Inc. (NASDAQ: RTK) today announced financial and operating results for the third quarter of 2016.

Commenting on the quarter, Keith Forman, President and CEO of Rentech, stated, “We completed the previously announced replacements of problematic conveyors and other maintenance and repairs at our Atikokan and Wawa plants in the third quarter. Atikokan is consistently operating at approximately 90% of capacity and we expect the plant to operate at an annualized rate of production of approximately 100,000 metric tons of pellets until such time that we have an economic justification to replace the last remaining bottleneck conveyors. The new conveyors at Wawa are functioning as expected, with the plant producing at an annualized rate of approximately 150,000 metric tons of pellets. We are working to resolve some equipment and operating issues as we execute on our plan to ramp production at Wawa until we reach full capacity (400,000 to 450,000 metric tons annually), which is expected in late 2017.”

Mr. Forman continued, “At Fulghum, strong South American sales drove third quarter revenues higher than in the prior year period, offsetting lower domestic processing volumes. At NEWP, consumers have delayed pellet purchases in advance of the upcoming heating season in reaction to last year’s unusually mild winter, which resulted in significantly weaker third quarter results as compared to the prior year. With colder temperatures arriving in the U.S. Northeast, we are beginning to move pellet shipments to the big box stores.”

“To date, we have completed restructuring actions that are expected to result in annual consolidated SG&A expense savings of approximately $11 million. We are continuing our efforts to realize additional savings that would result in annual SG&A expense reductions at the high end of our guidance range of $12 - $15 million,” Mr. Forman added.

Summary of Results

The consolidated results consist of Fulghum Fibres (Fulghum), New England Wood Pellet (NEWP), Industrial Wood Pellets, which includes our Canadian pellet plants, and unallocated corporate expenses. The former Rentech Nitrogen Pasadena and East Dubuque facilities are classified as discontinued operations due to the disposition of those businesses on March 14, 2016 and April 1, 2016, respectively. Rentech’s energy technologies business is also classified as discontinued operations due to its sale in October 2014. Allegheny’s operations are included in our operating results from January 23, 2015, the closing date of the acquisition.

Consolidated revenues from continuing operations for the third quarter of 2016 were $38.6 million, compared to $42.8 million in the prior year period. Consolidated revenues from continuing operations for the first nine months of 2016 were $110.3 million, compared to $119.2 million in the prior year period.

Gross loss from continuing operations for the third quarter of 2016 was $(0.8) million, compared to gross profit of $5.8 million in the prior year period. Gross loss from continuing operations for the first nine months of 2016 was $(2.3) million, compared to gross profit of $15.1 million in the prior year period.

Net loss attributable to Rentech common shareholders for the third quarter of 2016 was $(10.0) million, or a net loss of $(0.43) per basic share, of which $(0.42) per basic share was contributed by continuing operations and $(0.01) per basic share was generated by discontinued operations. This compared to a net loss of $(24.3) million, or a net loss of $(1.06) per basic share, of which ($0.51) per basic share was contributed by continuing operations and $(0.55) per basic share was generated by discontinued operations, for the same period last year.

Net income attributable to Rentech common shareholders for the first nine months of 2016 was $286.1 million, or net income of $12.07 per basic share, of which $2.42 per basic share was contributed by continuing operations and $9.65 per basic share was generated by discontinued operations. This compared to a net loss of $(82.7) million, or a net loss of $(3.60) per basic share, of which $(1.62) per basic share was generated by continuing operations and ($1.98) per basic share was contributed by discontinued operations, for the same period last year.

During the first nine months of 2016, Rentech recorded a book gain of $358.6 million in discontinued operations on the sale of Rentech Nitrogen Partners (RNP). The gain is comprised primarily of $59.8 million of cash proceeds and CVR Partners (CVR) common units valued at $202.1 million, based on CVR’s closing price on March 31, 2016 of $8.36 per unit, compared to the company’s share of RNP’s negative net book value of $97.5 million as of March 31, 2016.

Consolidated Adjusted EBITDA loss, excluding equity in loss of CVR and discontinued operations, for the third quarter of 2016 was $(7.5) million, compared to $(2.7) million in the prior year period. Consolidated Adjusted EBITDA loss, excluding equity in loss of CVR and discontinued operations, for the first nine months of 2016 was $(16.8) million, compared to $(11.9) million in the prior year period. Further explanation of Adjusted EBITDA, a non-GAAP financial measure, as used here and throughout this press release, appears below.

Fulghum Fibres

Revenues were $26.3 million for the third quarter of 2016, compared to $23.4 million for the same period last year. Revenues from operations in the United States were $13.2 million for the third quarter of 2016, as compared to $15.6 million in the prior year period. Revenues from operations in South America were $13.1 million for the third quarter of 2016, as compared to $7.8 million in the prior year period. The decrease in revenues from the United States operations is primarily due to the previously announced sale of a mill in April 2016 and an unplanned prolonged outage at one of our customer’s paper mills during the third quarter of 2016, which reduced demand for wood chips from one of Fulghum’s mills. The increase in South America revenues was primarily due to higher biomass product sales in South America and chip sales to Asia in 2016 as compared to 2015.

For the third quarter of 2016, our mills in the United States processed 2.8 million green metric tons, or GMT, of logs into wood chips and residual fuels; our mills in South America processed 0.8 million GMT of logs. For the third quarter of 2015, our mills in the United States processed 3.3 million GMT of logs into wood chips and residual fuels; our mills in South America processed 0.5 million GMT of logs.

Gross profit was $3.9 million for the third quarter of 2016, compared to $5.0 million for the same period last year. Gross profit margin for the third quarter of 2016 was 15%, compared to 21% for the same period in the prior year. The decreases in gross profit and gross margin were due primarily to lower revenues primarily as a result of the sale of a mill in the United States, partially offset by an increase in biomass product sales in South America and chip sales to Asia. In addition, the increase in product sales, which have lower gross profit margins than our wood fibre processing services, contributed to the decrease in gross margin.

Net income was $1.4 million for the third quarter of 2016. This compares to net income of $3.0 million for the same period last year.

Adjusted EBITDA for the third quarter of 2016 was $4.6 million. This compares to Adjusted EBITDA of $5.9 million for the same period in 2015.

New England Wood Pellet

Revenues were $9.4 million for the third quarter of 2016 on deliveries of 49,000 tons of wood pellets. Revenues were $17.6 million for the third quarter of 2015 on deliveries of 88,000 tons of wood pellets.

Results at NEWP this year have been impacted by the abnormally warm temperatures in the Northeast during the most recent winter along with a major change in the trend we had seen over the last few years of consumers buying earlier into the spring and summer for upcoming heating seasons. This trend of consumers buying earlier in the spring and summer has reverted back to a more seasonal purchase pattern of most consumers waiting to make their purchases in the fall and winter. In addition, depressed prices for competitive heating fuels such as heating oil and propane have negatively affected consumer demand for our products. In response to market conditions, NEWP has temporarily scaled back production since February 2016.

Gross profit for the third quarter of 2016 was $1.5 million, compared to $4.1 million for the same period in the prior year. Gross profit margin was 16% for the third quarter of 2016, compared to 23% for the same period in the prior year. Gross profit and gross profit margin were lower because of lower sales volumes and sales prices during the third quarter of 2016.

Net income was $0.6 million for the third quarter of 2016, compared to net income of $3.1 million for the same period last year.

Adjusted EBITDA for the third quarter of 2016 was $1.7 million. This compares to Adjusted EBITDA of $4.4 million for the same period in 2015.

Wood Pellets: Industrial

Revenues were $2.9 million for the third quarter of 2016, earned by delivering approximately 16,000 metric tons of wood pellets. Revenues were $1.8 million for the third quarter of 2015, earned by delivering approximately 9,800 metric tons of wood pellets.

Gross loss for the third quarter of 2016 was $(6.1) million, compared to $(3.3) million for the same period in the prior year. Gross loss margin was (214)% for the third quarter of 2016, compared to (184)% for the same period in the prior year. The increased gross loss and gross loss margins in 2016 were due to higher sales volumes at inventory costs that exceed sales prices as the Atikokan and Wawa Facilities were ramping up, including the related write down of inventory by $6.2 million during the third quarter of 2016. Gross loss margins were higher also due to lower average sales prices for the third quarter of 2016.

Net loss was $(11.5) million for the third quarter of 2016, compared to net loss of $(8.4) million for the same period last year.

Adjusted EBITDA loss for the third quarter of 2016 was $(9.3) million. This compared to Adjusted EBITDA loss of $(7.3) million for the same period last year.

Corporate and Unallocated Expenses

Selling, general and administrative expenses were $4.4 million for the third quarter of 2016 compared to $5.7 million for the same period last year. The decrease was a result of the company’s cost saving efforts, including a decrease in consulting and professional services fees of $0.9 million, salary expense of $0.6 million, computer software-related costs of $0.3 million and non-cash equity-based compensation of $0.3 million, partially offset by increases in lease expense of $0.7 million and bonus expense of $0.3 million. Non-cash equity-based compensation expense was $0.4 million for the third quarter of 2016, compared to $0.7 million for the same period in the prior year. During the third quarter of 2016, we incurred $1 million of selling, general and administrative expenses related to restructuring efforts. These expenses included $0.1 million in exit costs related to personnel and a $0.9 million loss on the sublease of our previous corporate office located in Los Angeles, California. The loss represents the present value of the remaining minimum lease payments due under the original lease reduced by the present value of the minimum lease payments to be received under the sublease and the amount of deferred rent recorded on our books relating to the original lease.

Outlook

For 2016, Rentech expects Fulghum to generate EBITDA of $16 - $17 million and NEWP to generate EBITDA of $5-$6 million. NEWP’s projected EBITDA is significantly lower than what the company would expect the business to generate in an environment with more normalized weather patterns.

Rentech expects the Atikokan plant to operate at approximately 90% of capacity or at approximately 100,000 metric tons of annualized wood pellet production until such time that we have an economic justification to replace the last remaining bottleneck conveyors.

Rentech expects the Wawa facility to reach approximately 60% of production capacity within the next couple of quarters and anticipates reaching full capacity in the range of 400,000 – 450,000 metric tons of wood pellets in late 2017. At an annual production capacity of 400,000 metric tons, we would be able to fulfill our yearly obligations under the Drax contract and generate positive cash flow at Wawa based on today’s economic variables. However, we are currently evaluating our stabilized EBITDA forecast as Wawa continues ramping up production given that operating costs at Wawa have been higher than expected, and may continue to be so going forward, which negatively impacts profitability under the contract with Drax. In addition, oil prices, which drive indexation of prices in our Drax contract, have declined more than Canadian diesel prices, a material component of our fibre supply costs, which is negatively impacting margins on deliveries to Drax.

Conference Call with Management

Rentech will hold a conference call today, November 10, 2016, at 7:00 a.m. PST to discuss its results for the third quarter of 2016. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (888) 517-2513 or (847) 619-6533 and the passcode 9505195#. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 9:30 a.m. PST on November 10 through 11:59 p.m. PST on November 18. The replay teleconference will be available by dialing (888) 843-7419 or (630) 652-3042 and the passcode 9505195#.

Rentech, Inc.

Consolidated Statements of Operations

(Stated in Thousands, Except per Share Data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Revenues	$38,598	$42,829	$110,328	$119,190
Cost of sales	39,393	37,078	112,671	104,098
Gross profit (loss)	(795)	5,751	(2,343)	15,092
Operating expenses
Selling, general and administrative expense	9,338	12,146	26,194	37,300
Depreciation and amortization	732	903	2,515	3,537
Asset impairment	—	704	—	704
Other expense, net	2,221	6	3,885	9
Total operating expenses	12,291	13,759	32,594	41,550
Operating loss	(13,086)	(8,008)	(34,937)	(26,458)
Other expense, net
Interest expense	(2,494)	(3,725)	(8,577)	(7,238)
Loss on debt repayment	—	—	(3,295)	—
Other income (expense)	218	(845)	731	1,143
Total other expenses, net	(2,276)	(4,570)	(11,141)	(6,095)
Loss from continuing operations before income taxes and equity in loss of investee	(15,362)	(12,578)	(46,078)	(32,553)
Income tax (benefit) expense	(6,769)	(2,044)	(118,660)	177
Income (loss) from continuing operations before equity in loss of investee	(8,593)	(10,534)	72,582	(32,730)
Equity in loss of investee	1,115	—	2,475	421
Income (loss) from continuing operations	(9,708)	(10,534)	70,107	(33,151)
Income (loss) from discontinued operations, net of tax	(401)	(22,302)	231,813	(78,350)
Net income (loss)	(10,109)	(32,836)	301,920	(111,501)
Net (income) loss attributable to noncontrolling interests	71	9,812	(3,492)	32,754
Loss on redemption of preferred stock	—	—	(11,049)	—
Preferred stock dividends	—	(1,320)	(1,320)	(3,960)
Net income (loss) attributable to Rentech common shareholders	$(10,038)	$(24,344)	$286,059	$(82,707)
Net income (loss) per common share allocated to Rentech common shareholders:
Basic:
Continuing operations	$(0.42)	$(0.51)	$2.42	$(1.62)
Discontinued operations	$(0.01)	$(0.55)	$9.65	$(1.98)
Net income (loss)	$(0.43)	$(1.06)	$12.07	$(3.60)
Diluted:
Continuing operations	$(0.42)	$(0.51)	$2.39	$(1.62)
Discontinued operations	$(0.01)	$(0.55)	$9.54	$(1.98)
Net income (loss)	$(0.43)	$(1.06)	$11.93	$(3.60)
Weighted-average shares used to compute net income (loss) per common share:
Basic	23,189	23,005	23,098	22,969
Diluted	23,189	23,005	23,378	22,969

Rentech, Inc.

Statements of Operation by Business Segment

(Stated in Thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)
Revenues
Fulghum Fibres	$26,296	$23,446	$74,561	$71,823
Wood Pellets: Industrial	2,867	1,772	19,266	5,980
Wood Pellets: NEWP	9,435	17,611	16,501	41,387
Total revenues	$38,598	$42,829	$110,328	$119,190
Gross profit (loss)
Fulghum Fibres	$3,850	$4,959	$11,455	$12,944
Wood Pellets: Industrial	(6,137)	(3,265)	(16,304)	(6,727)
Wood Pellets: NEWP	1,492	4,057	2,506	8,875
Total gross profit (loss)	$(795)	$5,751	$(2,343)	$15,092
Selling, general and administrative expenses
Fulghum Fibres	$1,168	$1,241	$3,544	$3,870
Wood Pellets: Industrial	3,240	4,589	5,894	15,713
Wood Pellets: NEWP	514	587	1,574	2,009
Total segment selling, general and administrative expenses	$4,922	$6,417	$11,012	$21,592
Depreciation and amortization
Fulghum Fibres	$288	$427	$1,118	$2,107
Wood Pellets: Industrial	61	45	161	127
Wood Pellets: NEWP	303	295	900	885
Total segment depreciation and amortization recorded in operating expenses	$652	$767	$2,179	$3,119
Net income (loss)
Fulghum Fibres	$1,369	$3,012	$3,543	$4,977
Wood Pellets: Industrial	(11,498)	(8,382)	(25,251)	(23,760)
Wood Pellets: NEWP	605	3,106	(263)	5,786
Total segment net loss	$(9,524)	$(2,264)	$(21,971)	$(12,997)
Reconciliation of segment net loss to consolidated net income (loss):
Segment net income (loss)	$(9,524)	$(2,264)	$(21,971)	$(12,997)
Corporate and unallocated expenses recorded as selling, general and administrative expenses	(4,413)	(5,730)	(15,178)	(15,709)
Corporate and unallocated depreciation and amortization expense	(80)	(136)	(336)	(418)
Corporate and unallocated income (expenses) recorded as other income (expense)	(542)	3	(5,265)	6
Corporate and unallocated interest expense	(1,342)	(2,419)	(5,140)	(4,007)
Corporate income tax benefit (expense)	7,293	12	120,426	(26)
Equity in loss of CVR	(1,100)	—	(2,429)	—
Income (loss) from discontinued operations, net of tax	(401)	(22,302)	231,813	(78,350)
Consolidated net income (loss)	$(10,109)	$(32,836)	$301,920	$(111,501)

Rentech, Inc.

Consolidated Balance Sheets

(Stated in Thousands, Except per Share Data)

	As of
	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets
Cash	$39,674	$33,119
Accounts receivable, including unbilled revenue	8,987	9,495
Inventories	28,876	23,771
Prepaid expenses and other current assets	4,002	3,784
Other receivables	4,558	3,106
Assets of discontinued operations	5,853	63,854
Total current assets	91,950	137,129
Property, plant and equipment, net	239,420	240,700
Construction in progress	5,618	4,240
Other assets
Equity investment	54,508	—
Goodwill	40,255	40,255
Intangible assets	33,793	36,084
Deposits and other assets	4,512	4,457
Property held for sale	—	2,359
Assets of discontinued operations	—	185,067
Total other assets	133,068	268,222
Total assets	$470,056	$650,291
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$10,327	$12,266
Accrued payroll and benefits	5,064	5,340
Accrued liabilities	22,744	18,675
Deferred revenue	1,550	1,401
Current portion of long term debt	14,039	18,744
Accrued interest	313	337
Other	1,860	2,554
Liabilities of discontinued operations	150	54,052
Total current liabilities	56,047	113,369
Long-term liabilities
Debt	111,887	157,268
Earn-out consideration	921	871
Asset retirement obligation	240	223
Deferred income taxes	18,221	7,301
Other	1,923	1,675
Liabilities of discontinued operations	—	354,164
Total long-term liabilities	133,192	521,502
Total liabilities	189,239	634,871
Commitments and contingencies
Mezzanine equity
Series E convertible preferred stock: $10 par value; 4.5% dividend rate; 100 shares authorized, 0 and 100 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	—	95,840
Stockholders' equity (deficit)
Preferred stock: $10 par value; 1,000 shares authorized; 90 series A convertible preferred shares authorized And issued; no shares outstanding and $0 liquidation preference	—	—
Series C participating cumulative preferred stock: $10 par value; 500 shares authorized; no shares issued and outstanding	—	—
Series D junior participating preferred stock: $10 par value; 45 shares authorized; no shares issued and outstanding	—	—
Common stock: $.01 par value; 45,000 shares authorized; 23,191 and 23,033 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	232	230
Additional paid-in capital	533,167	543,724
Accumulated deficit	(233,543)	(531,971)
Accumulated other comprehensive loss	(21,797)	(27,204)
Total Rentech stockholders' equity (deficit)	278,059	(15,221)
Noncontrolling interests	2,758	(65,199)
Total equity (deficit)	280,817	(80,420)
Total liabilities and stockholders' equity (deficit)	$470,056	$650,291

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA, which is a non-GAAP financial measure, is defined as net income (loss) from continuing operations plus net interest expense and other financing costs, income tax (benefit) expense, depreciation and amortization, equity loss of CVR and unusual items, like impairment and debt extinguishment charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our consolidated financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and
•	our operating performance and return on invested capital compared to those of other public companies, without regard to financing methods and capital structure.

Adjusted EBITDA should not be considered an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. In addition, Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

The table below reconciles Rentech’s consolidated Adjusted EBITDA, excluding equity loss in CVR and discontinued operations, to income (loss) from continuing operations for the third quarters and first nine months of 2016 and 2015.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)
Income (loss) from continuing operations	$(9,708)	$(10,534)	$70,107	$(33,151)
Add items:
Net interest expense	2,493	3,821	8,544	7,312
Asset impairment	—	704	—	704
Loss on debt repayment	—	—	3,295	—
Income tax (benefit) expense	(6,768)	(2,047)	(118,659)	177
Depreciation and amortization	5,050	4,609	16,223	13,812
Equity in loss of CVR	1,100	—	2,429	—
Other(1)	337	750	1,307	(796)
Consolidated Adjusted EBITDA, excluding equity in loss of CVR and discontinued operations	$(7,496)	$(2,697)	$(16,754)	$(11,942)

(1)

The amount for the third quarter of 2016 includes a write-off for computer software of $0.5 million. The amount for the nine months ended September 30, 2016 includes write-offs for the computer software, leasehold improvements, furniture and office equipment totaling $2.0 million. The amount for the nine months ended September 30, 2015 includes a gain of $1.6 million relating to an insurance settlement.

The table below reconciles Fulghum’s Adjusted EBITDA to net income for the third quarters and first nine months of 2016 and 2015.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)
Fulghum net income	$1,369	$3,012	$3,543	$4,977
Add Fulghum items:
Net interest expense	577	691	1,721	1,808
Asset impairment	—	704	—	704
Income tax (benefit) expense	511	(2,036)	1,718	89
Depreciation and amortization	2,221	2,595	6,873	8,434
Other(1)	(109)	912	(465)	(622)
Fulghum's Adjusted EBITDA	$4,569	$5,878	$13,390	$15,390
(1)	The amount for the nine months ended September 30, 2015 includes a gain of $1.6 million relating to an insurance settlement.

The table below reconciles NEWP’s Adjusted EBITDA to net income (loss) for the third quarters and first nine months of 2016 and 2015.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)
NEWP net income (loss)	$605	$3,106	$(263)	$5,786
Add NEWP items:
Net interest expense	169	142	460	430
Income tax expense	14	1	49	58
Depreciation and amortization	992	1,258	2,047	3,255
Other	(106)	(72)	(220)	(290)
NEWP's Adjusted EBITDA	$1,674	$4,435	$2,073	$9,239

The table below reconciles Wood Pellets: Industrial’s Adjusted EBITDA to net loss for the third quarters and first nine months of 2016 and 2015.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)
Wood Pellets: Industrial net loss	$(11,498)	$(8,382)	$(25,251)	$(23,760)
Add Wood Pellets: Industrial items:
Net interest expense	405	569	1,223	1,067
Income tax expense	—	—	—	4
Depreciation and amortization	1,757	620	6,967	1,705
Other	13	(87)	29	122
Wood Pellets: Industrial Adjusted EBITDA	$(9,323)	$(7,280)	$(17,032)	$(20,862)

The table below reconciles Fulghum’s forecasted EBITDA to net income for 2016.

	Low	High
	(in millions)
Fulghum net income	$3	$4
Add Fulghum items:
Net interest expense	2	2
Income tax expense	2	2
Depreciation and amortization	9	9
Fulghum's Adjusted EBITDA	$16	$17

The table below reconciles NEWP’s forecasted EBITDA to net income for 2016.

	Low	High
	(in millions)
NEWP net income	$1	$2
Add NEWP items:
Net interest expense	1	1
Depreciation and amortization	4	4
NEWP's Adjusted EBITDA	$5	$6

About Rentech, Inc.

Rentech, Inc. (NASDAQ: RTK) owns and operates wood fibre processing and wood pellet production businesses. Rentech offers a full range of integrated wood fibre services for commercial and industrial customers around the world, including wood chipping services, operations, marketing, trading and vessel loading, through its subsidiary, Fulghum Fibres. The Company’s New England Wood Pellet subsidiary is a leading producer of bagged wood pellets for the U.S. heating market. Rentech’s industrial wood pellet facilities supply wood pellets used as fuel for power generation in Canada and the United Kingdom. Please visit www.rentechinc.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as: expectations for the operations and results of Fulghum Fibres, NEWP, and our Canadian wood pellet facilities. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech, Inc.

Rentech, Inc.

Julie Dawoodjee Cafarella

Vice president of Investor Relations and Communications

(310) 307-4772

ir@rentk.com